Exhibit 10.1

ESCROW AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the 20th day of September 2006.

AMONG:

GLOBALIVE COMMUNICATIONS CORP., an unlimited liability corporation incorporated under the laws of Nova Scotia

(“Parent”)

AND

YAK COMMUNICATIONS INC., a corporation incorporated under the laws of Florida

(the “Company”)

AND

WILDEBOER DELLELCE LLP, an Ontario limited liability partnership

(the “Escrow Agent”)

WHEREAS concurrent with the execution of this Agreement, Parent, Yakquisition Corp. (“Sub”) and the Company have entered into an agreement and plan of merger dated as of September 20, 2006 (the “Acquisition Agreement”) pursuant to which Parent and Sub shall make an offer to acquire all of the outstanding common stock of the Company in accordance with the terms thereof (the “Acquisition”).

AND WHEREAS as a condition and mutual inducement to the Acquisition, Parent shall enter into this Agreement and deposit on the date hereof U.S.$10,000,000 (the “Deposit”) with the Escrow Agent to be governed by the terms hereof.

AND WHEREAS a portion of the Deposit may be payable to the Company in the event the Acquisition Agreement is terminated by Parent in accordance with the terms hereof and thereof.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein will have the meanings ascribed to them in the Acquisition Agreement.

2. Appointment of the Escrow Agent. Parent and the Company hereby appoint the Escrow Agent as the paying agent on the terms and conditions set forth in this Agreement and the Escrow Agent hereby accepts that appointment, and agrees to perform the responsibilities of the Escrow Agent set out in this Agreement in accordance with the terms and conditions of this Agreement.

3. Deposit; Investment and Delivery. Parent shall, upon execution of this Agreement, deliver by wire transfer the Deposit to the Escrow Agent to be held in its trust account and invested in Government of Canada treasury bills if requested by Parent pending the delivery of a direction (a “Direction”) by Parent to the Escrow Agent to release the Deposit in accordance with the terms of this Agreement.

4. Terms of Release. Parent and the Company hereby direct the Escrow Agent to hold the Deposit, provided that the Deposit shall be released from escrow as follows upon receipt by the Escrow Agent of a Direction from Parent indicating one of the following:

a)	that the Acquisition Agreement has been terminated by Parent pursuant to Section 8.01(b)(i) of the Acquisition Agreement and the only conditions of the Acquisition Agreement that have remain unsatisfied or duly waived are those contained in Section 7.01(b) of the Acquisition Agreement;

b)	that the Acquisition Agreement has been terminated by any party thereto for any reason other than as set forth in Section 4(a) hereof; or

c)	that the Offer has been accepted by Parent in accordance with the terms of the Acquisition Agreement and the applicable rules and regulations of the Securities and Exchange Commission.

Parent shall deliver a Direction to the Escrow Agent on the same day as the occurrence of any event listed in paragraphs (a) through (c) above.

5. Distribution of Deposit. The Escrow Agent shall distribute the Deposit from escrow by wire transfer as follows:

a)	upon receipt of a Direction pursuant to Section 4(a) hereof, the Escrow Agent shall promptly (and in any event on or before the next business day following receipt of such Direction) distribute U.S.$4,500,000 of the Deposit to the Company, and the remaining balance of the Deposit and any accrued interest earned on the Deposit to Parent;

b)	upon receipt of a Direction pursuant to Section 4(b) hereof, the Escrow Agent shall promptly (and in any event on or before the next business day following receipt of such Direction) distribute the entire Deposit and any accrued interest earned thereon to Parent; or

c)	upon receipt of a Direction pursuant to Section 4(c) hereof, the Escrow Agent shall promptly (and in any event on or before the next business day following receipt of such Direction) distribute the entire Deposit and any interest earned thereon to the Paying Agent or depositary for purposes of the Offer at the direction of Parent.

6. Wire Transfer. The respective parties wire transfer instructions for purposes of this Agreement are as follows (or such other wire instructions for a party as shall be specified by notice hereunder):

To the Company:

To the Escrow Agent:

To Parent:

7. Indemnification of the Escrow Agent. Parent and the Company hereby jointly and severally agree to and do hereby release and indemnify and save harmless the Escrow Agent, its partners, employees and agents, and their respective heirs, executors, administrators, successors and assigns from and against all claims, suits, demands, costs, damages and expenses which may be occasioned by reason of the Escrow Agent’s compliance in good faith with the terms hereof. Such indemnity will survive the resignation of the Escrow Agent and the termination of this Agreement.

8. Compensation of the Escrow Agent. Parent and the Company hereby acknowledge the terms and conditions of this Agreement and agree to take all reasonable steps to facilitate its performance. Parent will be responsible for and will pay to the Escrow Agent fee as invoiced by the Escrow Agent from time to time for its services hereunder and will pay or reimburse the Escrow Agent, upon its request, for all reasonable expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its counsel and all other advisors and assistants not regularly in its employ). Any amount owing hereunder and remaining unpaid after thirty (30) days from the invoice date will bear interest at the then current rate charged by the Escrow Agent against unpaid invoices, shall be payable on demand and shall form part of the Escrow Agent’s remuneration. The Escrow Agent shall be under no obligation to expend or risk its own funds in connection with the execution of its duties hereunder.

9. Resignation of the Escrow Agent. If the Escrow Agent should wish to resign, it shall give at least 14 days’ notice to Parent and the Company, and Parent may, by writing, appoint another Escrow Agent in its place and such appointment shall be binding on the Company provided that the Company receives notice indicating the new Escrow Agent and provided that the new Escrow Agent shall be an institution which customarily provides escrow services of the type contemplated in this Agreement, and the new Escrow Agent shall assume and be bound by the obligations of the Escrow Agent hereunder.

10. Limit on the Duties of the Escrow Agent. The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and designated by the parties hereto and, if its duties are herein affected, unless it shall have given its prior written consent.

11. Liability and Duties of the Escrow Agent.

(a)	The Escrow Agent may employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and shall not be responsible for the negligent actions or misconduct of such parties or any of them.

(b)	The Escrow Agent shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any security deposited with it.

(c)	In the event of any disagreement arising regarding the terms of this Agreement, the Escrow Agent shall be entitled at its option to refuse to comply with any or all demands whatsoever until the dispute is settled either by written agreement amongst the various parties or by a court of competent jurisdiction.

(d)	Except for its act of gross negligence or wilful misconduct, the Escrow Agent shall not be liable for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law and Parent and the Company agree to indemnify and save harmless the Escrow Agent from and against all claims, demands, actions, suits, or other proceedings by whomsoever made, prosecuted or brought and from all losses, costs, damages and expenses in any manner based upon, occasioned by or attributable to any act of the Escrow Agent in the execution of its duties under this Agreement.

(e)	The Escrow Agent has the right to answer all enquiries by any securities commission or stock exchange or other legal entity concerning this Agreement.

(f)	The Escrow Agent shall be entitled to assume the due execution, validity and accuracy of any written notice, request, consent or other document furnished to it in connection with this Agreement and to act on such documents accordingly without incurring any liability as a result thereof.

(g)	In the event that any funds to be disbursed by the Escrow Agent in accordance herewith are received by the Escrow Agent in the form of an uncertified cheque or cheques, the Escrow Agent shall be entitled to delay the time for disbursement of such funds hereunder until such uncertified cheque or cheques have cleared in the ordinary course the financial institution upon which the same are drawn. The Escrow Agent will disburse monies according to this Agreement only to the extent that monies have been deposited with it.

12. Anti-Money Laundering & Privacy.

(a) The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgement, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgement determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days prior written notice to all parties provided that (i) the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such 10 day period, then such resignation shall not be effective.

(b) The parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(i)	to provide the services required under this Agreement and other services that may be requested from time to time;

(ii)	to help the Escrow Agent manage its servicing relationships with such individuals;

(iii)	to meet the Escrow Agent’s legal and regulatory requirements; and

(iv)	if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes;

(c) Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Escrow Agent shall make available upon request, including revisions thereto. Further, each party agrees that it shall not provide or cause to be provided to the Escrow Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

13. Interpleader. Despite any other provision of this Agreement, the Escrow Agent shall have the right at any time, including, without limitation, until the date upon which the Deposit is released by the Escrow Agent in accordance with Section 5 hereof, to interplead the parties and deposit the Deposit or any other document or moneys deposited with it with any court of competent jurisdiction in the event of any dispute as to, or if the Escrow Agent in its sole discretion shall conclude that there is, a bona fide question, confusion or dispute in respect of or as to any matter under this Agreement including, without limitation, the holding or payment of the Deposit, the receipt of instructions from any party hereto with regard to the Deposit which, in its sole opinion, are in conflict with any provision of this Agreement, in the event of any disagreement between any of the parties hereto or between them or any other person or party resulting in demands or adverse claims being made in connection with or for the Deposit, the duties of the Escrow Agent in respect of any other matter arising hereunder or the validity, enforceability, extent of enforceability or meaning of any provision of this Agreement and any such deposit shall wholly discharge the obligations of the Escrow Agent under this Agreement in respect of the Deposit and any such other document or moneys, as applicable, and shall for all purposes hereof be deemed good and sufficient fulfilment by the Escrow Agent of all of its obligations hereunder.

14. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts. Each such counterpart shall be deemed to be an original and all such counterparts together shall constitute one and the same document.

15. Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement and all provisions of this Agreement will be enforced and construed as if no heading had been used in this Agreement.

16. Survival. This Agreement shall enure to the benefit of and be binding upon the parties hereto, and each of their heirs, executors, administrators, successors and permitted assigns.

17. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

18. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given: (i) when delivered by hand; or (ii) upon confirmation of receipt by facsimile (or at such other address for a party as shall be specified by like notice):

To the Escrow Agent:

Wildeboer Dellelce LLP

Suite 810, Box 4

1 First Canadian Place ☐

Toronto, Ontario ☐ M5X 1A9

Attn: Perry N. Dellelce

Fax: (416) 361-1790

To Parent:

Anthony Lacavera, Chief Executive Officer

Globalive Communications Corp.

60 Adelaide Street East

Toronto, Ontario

M5C 3E4

Fax: (416) 640-1089

With a copy to:

Kevin K. Rooney

Hayden Bergman Rooney, Professional Corporation

150 Post Street

Suite 650

San Francisco, CA

94108

Fax: (415) 399-9320

To the Company:

Yak Communications Inc.

c/o Charles Zwebner, President

300 Consilium Place, Ste 500

Toronto, Ontario

M1H 3G2

Fax: (647) 722-8153

With a copy to:

Dennis J. Olle

Adorno & Yoss, LLP

2525 Ponce de Leon Blvd.

Suite 400

Coral Gables, FL

33134

Fax: (305) 460-1422

IN WITNESS whereof the parties hereto have executed this Agreement on the day and year first above written.

GLOBALIVE COMMUNICATIONS CORP.

By:	/s/ Brice Scheschuk
Name:	Brice Scheschuk
Title:	Chief Financial Officer

YAK COMMUNICATIONS INC.

By:	/s/ Charles J. Zwebner
Name:	Charles J. Zwebner
Title:	Chief Executive Officer

WILDEBOER DELLELCE LLP

By:	/s/ Perry N. Dellelce
Name:	Perry N. Dellelce
Title:	Managing Partner